Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 19th day of June, 2007, by and between Interactive Systems Worldwide Inc., a Delaware corporation (the “Corporation”), and Bernard Albanese (“Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation is in the business of developing, producing, marketing, licensing and servicing computerized sports wagering and related software and systems;

WHEREAS, the Corporation desires to continue to employ Employee as its Chief Executive Officer, President and Employee desires to serve the Corporation in such capacity; and

WHEREAS, the Corporation desires to provide certain benefits to the Employee upon termination of this Agreement, as herein provided.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.    EMPLOYMENT. Subject to the terms and conditions herein contained, the Corporation hereby employs Employee as its Chief Executive Officer and President and Employee hereby agrees to serve the Corporation in such capacity.

2.    DUTIES.

2.1. Employee agrees, during the “Term” (as hereinafter defined), to devote his full business attention and best efforts to the business of the Corporation and to perform such duties of an executive and administrative nature as the Board or Board of Directors of the Corporation, acting reasonably, shall assign or direct (i) consistent with his status and position as Chief Executive Officer and President including, without limitation, such duties as would typically be performed by persons holding similar positions in other companies, and (ii) such other duties of a managerial nature relating to operations, finance, personnel or support.

2.2. Employee shall conduct himself at all times in a manner consistent with his position with the Corporation.

3.    TERM.

3.1. The term of Employee’s employment (the “Term”) pursuant to this Agreement shall commence on July 1, 2007 and terminate on June 30, 2008; provided that this Agreement shall be subject to earlier termination only (i) in the event of Employee’s death; (ii) at the option of the Corporation, in the event of Employee’s “disability” (as hereinafter defined) for 90 consecutive working days or an aggregate of 120 working days during any consecutive six month period during the Term; (iii) for cause; or (vi) as provided in Sections 3.3, 5.2 or 7.

3.2. For the purpose of this Agreement, “disability” shall mean any injury or any physical or mental condition or illness which shall render Employee unable to perform his duties in accordance with this Agreement.

3.3. Notwithstanding anything to the contrary herein provided, the Employee shall have the right to retire from his employment with the Corporation by giving the Corporation not less than 60 days prior written notice. Upon the effective date of Employee’s retirement, Employee shall be entitled to the benefits referred to in Article 6.

4.    COMPENSATION AND BENEFITS. As compensation for all services to be rendered by Employee to the Corporation and its subsidiaries in all capacities, the Corporation shall pay to Employee during the Term, a minimum of the following, payable in accordance with the standard payroll practice of the Corporation:

4.1. The Employee shall receive a base salary of not less than $240,000 per annum (the “Base Salary”).

4.2. In addition to the Base Salary, during the Term the Employee shall be entitled to receive incentive compensation as follows: Provided that Employee’s employment with the Corporation has not terminated pursuant to Section 3.1(i), (ii) or (iii), or Sections 5.2 or 7, for each $1 million of revenue realized by the Corporation and its subsidiaries on a consolidated basis, as determined in accordance with generally accepted accounting principles applied on a consistent basis (“Revenue”), the Employee shall be entitled to a bonus of $30,000 up to a maximum bonus of $120,000 if the Corporation realized Revenue of $4,000,000 during the Term.

Commencing with the Corporation’s quarter ending September 30, 2007 and with each of the next three quarters through June 30, 2008, the Corporation will determine whether the Corporation’s Revenue as of the end of such quarter meets or exceeds the Revenue set forth above. If any such Revenue thresholds are met, the Employee shall be paid the applicable Bonus promptly after the determination that such Revenue threshold has been met.

4.3. In addition, Employee shall be entitled to receive (a) such salary increases, bonuses or other incentive compensation as may be approved by the Board of Directors; (b) four weeks vacation during each year of the Term; (c) health insurance and life insurance substantially similar to that provided to Employee in the past and not less than those provided by the Corporation to its other executive employees; (e) such other fringe benefits as the Corporation may provide to its employees; and (f) at the Corporation’s expense, the use of a leased automobile plus payment of all expenses of operating such automobile, including but not limited to insurance and maintenance costs.

4.4. In the event that during the Term, the Employee’s employment is terminated without cause or the Employee resigns for “Good Reason,” (as hereinafter defined), the Corporation shall pay to the Employee (i) an amount equal to $300,000 less the aggregate Base Salary and Bonus paid pursuant to Section 4.2 paid to the Employee from July 1, 2007 through the date of termination, which amount shall be payable in a lump sum on the date of such termination; (ii) continuation of all benefits described in Sections 4.2 and 9 until the end of the Term; and (iii) the Severance Benefits described in Section 6.

5.    REQUIRED RELOCATION.

5.1. During the Term, the Corporation shall not require the Employee to relocate outside of the New York City/New Jersey metropolitan area (the “Area”).

5.2. In the event that prior to the end of the Term, or after the Term of this Agreement if the Employee continues to be employed by the Corporation on an at will basis, the Corporation requires the Employee to relocate outside the Area and the Employee elects in his discretion, not to do so, the Employee may voluntarily terminate his employment with the Corporation and in such event the Corporation shall pay to the Employee (i) an amount equal to $300,000 less the aggregate Base Salary and Bonus paid pursuant to Section 4.2 paid to the Employee from July 1, 2007 through the date of termination, which amount shall be payable in a lump sum on the date of such termination; (ii) continuation of all benefits described in Sections 4.2 and 9 until the end of the Term; and (iii) the Severance Benefits described in Section 6.

5.3. Notwithstanding the foregoing, the Employee may be required to travel away from his home for reasonable periods of time in fulfillment of his responsibilities for the Corporation.

6.    SEVERANCE BENEFITS.

6.1. Upon (a) expiration or termination of the Term of this Agreement as provided in Section 3.1, other than for cause, (b) retirement of the Employee as provided in Section 3.3, (c) if a new agreement is not entered into by Employee and the Corporation on the terms and conditions described in Section 7.1, (d) a Change of Control on the terms and conditions described in Section 8.1, (e) resignation by the Employee during the Term for “Good Reason” (as hereinafter defined) or (f) pursuant to Section 5.2, the Corporation shall pay to the Employee (or the Employee’s personal representative if the Agreement is terminated as a result of the Employee’s death), the following severance benefits (collectively the “Severance Benefits”) for a period of one year after such termination:

(a) An amount equal to $300,000, payable in a lump sum on the date of such expiration, retirement or termination; and

(b) Continuation of the benefits provided in Section 4.3(c), (d) if applicable, (e) and (f), and Section 9, for a period of one year after the date of such expiration, retirement or termination.

6.2. In addition, the Corporation shall continue to provide the Employee with the benefits described in Section 4.3(f) for the remainder of the term of the lease of the leased automobile that was provided to the Employee on the date of termination of this Agreement.

7.    NON-RENEWAL OF EMPLOYMENT AGREEMENT; DEATH OR DISABILITY.

7.1. In the event that at the end of the Term of this Agreement, a new employment agreement is not entered into on terms and conditions at least as beneficial to the Employee as each of the terms and conditions contained herein, and the Employee’s employment with the Corporation is terminated by the Corporation, other than for cause, or by the Employee, in his discretion, the Corporation shall pay to the Employee the Severance Benefits described in Section 6.

7.2. In the event this Agreement is terminated as a result of the death or disability of the Employee during the Term or, after the end of the Term while the Employee is still employed by the Corporation on an at-will basis, the Employee or his personal representative, as the case may be, shall be paid the Severance Benefits described in Section 6.

8.    CHANGE OF CONTROL.

8.1. Notwithstanding any other provision of this Agreement, in the event of a “Change of Control” (as hereafter defined) during the Term, the Employee shall be entitled, at his option, which option shall be exercised by giving not less than 60 days’ prior written notice to the Corporation, to terminate this Agreement. Whether the Employee terminates this Agreement, or this Agreement is terminated by the Corporation after a Change of Control, for any reason whatsoever other than termination of this Agreement by the Corporation for cause, Employee shall be entitled to the following:

(a) If the termination is during the Term, the Employee shall be entitled to be paid (i) an amount equal to $300,000 less the aggregate Base Salary and Bonus paid to the Employee pursuant to Section 4.2, which amount shall be payable in a lump sum on the date of such termination, and (ii) continuation of all of the benefits as provided in Sections 4.3 (c), (d), if applicable, (e) and (f), and Section 9 until the end of the Term. In addition to the foregoing, the Employee shall be entitled to the Severance Benefits described in Section 6.

(b) If the termination occurs after the Term, while the Employee is still employed by the Corporation on an at-will basis, the Employee shall be entitled to the Severance Benefits described in Section 6.

8.2. “Change of Control” shall mean, if any person, or any two or more persons acting a “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and all affiliates of such person or persons who prior to such time “beneficially” owned (as defined in Rule 13d-3 under the Exchange Act) less than a total of 50% of the number of shares of Common Stock outstanding plus the number of shares of Common Stock into which any outstanding shares of Preferred Stock or other convertible securities of the Corporation are then convertible at the then conversion rate, shall acquire additional shares of Common Stock, Preferred Stock or other convertible securities of the Corporation in one or more transactions or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own 50% or more of the Common Stock outstanding and Common Stock into which any Preferred Stock or other convertible securities is convertible, or 50% or more of the voting power of the Corporation.

8.3. “Good Reason”, when used with reference to a voluntary termination by the Employee of his employment with the Corporation, shall mean:

(a) the assignment to the Employee of any duties inconsistent in a material way with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Corporation, Employee’s reporting responsibilities or any removal of the Employee from, or any failure to reelect the Employee to, any significant positions or offices the Employee held immediately prior to the time of the Change in Control, except in connection with the termination of the Employee’s employment by the Corporation for cause or for death or disability;

(b) a reduction by the Corporation in the Employee’s base salary or benefits that existed immediately prior to the Change in Control; or

(c) a change in the Employee’s principal work location, except for required travel on the Corporation’s business to an extent substantially consistent with the Employee’s business travel obligations immediately prior to the Change of Control;

provided, however, that no event shall constitute a Good Reason unless the Employee notifies the Corporation that it has committed an action or inaction specified in clauses (a) through (c) (a “Covered Action”) and the Corporation does not cure such Covered Action within 30 days after such notice, at which time such Good Reason shall be deemed to have arisen. Notwithstanding the immediately preceding sentence, no action by the Corporation shall give rise to Good Reason if it results from the Employee’s termination for cause, or from the Employee’s resignation for other than a Good Reason. If the Employee has Good Reason to resign, he may in fact resign for Good Reason by notice of termination given within 60 days after the Good Reason arises.

9.    REIMBURSEMENT OF EXPENSES. The Corporation shall reimburse the Employee for all reasonable business expenses paid or incurred by him on behalf of the Corporation, including, but not limited to, travel and entertainment expenses, that he shall incur during the Term in connection with the performance of his duties hereunder, provided that he submits, in a timely manner, receipts or other expense records in such detail as may be required by the Corporation.

10.    TERMINATION/STOCK OPTIONS. In the event that Employee’s employment with the Corporation terminates for any reason whatsoever, including death or disability of the Employee, other than (i) by the Corporation for cause, (ii) or voluntarily by the Employee (other than as permitted herein), all stock options theretofore granted to the Employee which have not vested and become exercisable on the date of such termination shall automatically vest and become exercisable and remain exercisable in accordance with the terms of the Corporation’s 1995, 1996 and 2006 Stock Option Plans and the stock option agreements thereunder.

11.    NO CONFLICTING COMMITMENTS. Employee represents and warrants that he has no commitments or obligations of any kind whatsoever inconsistent with this Agreement which would impair, infringe upon or limit his ability to enter into this Agreement or to perform the services required of him hereunder.

12.    PROPRIETARY INFORMATION; NON-COMPETITION.

12.1. Prior to the execution of this Employment Agreement, Employee signed a Proprietary Information Agreement the terms of which shall continue in full force and effect.

12.2. During the Term of this Agreement and until one year following the termination or nonrenewal of this Agreement, the Employee shall not in any way compete with the business of the Corporation. In furtherance thereof, during the period described in the preceding sentence, the Employee shall not become a stockholder, director, employee, consultant, agent or representative of any person, firm or entity whose business is competitive with the business of the Corporation; provided that the foregoing shall not preclude the Employee from owning less than 5% of the stock or other securities of any person, firm or entity whose business is competitive with the business of the Corporation.

13.    DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE. During the Term and for at least two years after (i) the end of the Term or (ii) earlier termination or expiration of the Agreement or retirement of the Employee, whichever of (i) or (ii) last occurs, the Company shall, at its sole cost and expense, procure for the benefit of the Employee, directors’ and officers’ liability in an amount of at least $5 million and with terms and conditions substantially similar to the terms of such insurance in effect on the date hereof.

14.    ENTIRE AGREEMENT. This Agreement embodies the entire understanding and agreement of the parties hereto in relation to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not herein set forth shall bind any party hereto. None of the terms or conditions of this Agreement may be changed, modified, waived or cancelled orally or otherwise except in a writing signed by both the parties hereto, specifying such change, modification, waiver or cancellation. A waiver at any time of compliance with any of the terms and conditions of this Agreement shall not be considered a modification, cancellation or waiver of such terms and conditions of any preceding or succeeding breach thereof unless expressly so stated. The Employment Agreement dated as of June 27, 2006, as amended, is terminated effective as of the commencement of the term of this Agreement.

15.    BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

16.    GOVERNING LAW; FEES. This Agreement shall be governed by the internal laws of the State of New Jersey without regard to principles of conflicts of law. In the event of any litigation relating to the terms of this Agreement, the prevailing party shall be awarded all of its fees and expenses in pursuing or defending such litigation, including all reasonable legal fees and expenses.

17.    NOTICES. Any notice or other communication required or desired to be given shall be in writing and shall be sent by registered or certified mail return receipt requested or by express mail. Each such notice shall be deemed given at the time it is mailed in any post office maintained by the United States to the following respective addresses, which either party may change as to such party upon ten (10) days’ notice to the other.

To the Corporation:

Interactive Systems Worldwide Inc. 2 Andrews Drive, 2nd Floor West Paterson, NJ 07424 Attn: Chief Financial Officer

With a copy to:

Richard M. Hoffman, Esq. Friedman Kaplan Seiler & Adelman LLP 1633 Broadway (46th Floor) New York, NY 10019

To Employee:

Mr. Bernard Albanese 18 Doremus Drive Towaco, NJ 07082

18.    EXTRAORDINARY RELIEF. Employee acknowledges and agrees that irreparable damage will result to the Corporation in the event of a breach of the Proprietary Information Agreement or Section 12 of this Agreement. Accordingly, Employee agrees that the Corporation shall be entitled to enforce its rights under said Proprietary Information Agreement and Section 12 of this Agreement, in the event of a breach or threatened breach thereof, in the court of equity, and shall be entitled to a decree of specific performance or appropriate injunctive relief. Such remedies shall be cumulative and not exclusive and shall be in addition to any other rights or remedies available to the Corporation.

19.    INVALIDITY. Any provision of this Agreement found to be prohibited by law shall be ineffective as written without invalidating the remainder of this Agreement and shall be deemed amended to the fullest extent allowable by applicable law to effectuate the purposes of said provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

INTERACTIVE WORLDWIDE SYSTEMS INC.

By:	/s/ Bruce Feldman
Bruce Feldman, Director

/s/ Bernard Albanese
Bernard Albanese